EXHIBIT 99.1







M.D.C. Holdings, Inc.
401(k) Savings Plan
Financial Statements and Supplemental Schedule
Years Ended December 31, 2001 and 2000

M.D.C. Holdings, Inc.
401(k) Savings Plan
Years Ended December 31, 2001 and 2000

Contents
-------------------------------------------------------------------------------

                                                                          Page

Report of Independent Auditors                                              1

Financial Statements:

   Statements of Net Assets Available for Benefits                          2

   Statements of Changes in Net Assets Available for Benefits               3

   Notes to Financial Statements                                            4

Supplemental Schedule:

   Schedule H, Line 4i - Schedule of Assets (Held at End of Year)          10

                         Report of Independent Auditors


Board of Directors
M.D.C. Holdings, Inc. 401(k) Savings Plan

We have audited the accompanying statements of net assets available for benefits of M.D.C. Holdings, Inc. 401(k) Savings Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2001 and 2000, and the change in its net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States.

Our audit was performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2001, is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.


Denver, Colorado                               /s/  Ernst & Young LLP
April 25, 2002


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M.D.C. Holdings, Inc.
401(k) Savings Plan
Statements of Net Assets Available for Benefits
-------------------------------------------------------------------------------

                                                                                         December 31,
                                                                          --------------------------------------------
                                                                          --------------------    --------------------
                                                                                 2001                    2000
                                                                          --------------------    --------------------
                                                                          --------------------    --------------------
Assets

   Investments, at fair value                                                    $ 38,546,684     $        30,124,794
   Contributions receivable:
     Employer                                                                       2,752,728               2,474,038
     Employee                                                                         164,132                 141,750
                                                                          --------------------    --------------------
                                                                          --------------------    --------------------
   Total contributions receivable                                                   2,916,860               2,615,788
                                                                          --------------------    --------------------
                                                                          --------------------    --------------------

Net assets available for benefits                                                $ 41,463,544     $        32,740,582
                                                                          ====================    ====================



                 See accompanying notes to financial statements.

M.D.C. Holdings, Inc.
401(k) Savings Plan
Statements of Changes in Net Assets Available for Benefits
-------------------------------------------------------------------------------

                                                                                    Year Ended December 31,
                                                                          --------------------------------------------
                                                                          --------------------    --------------------
                                                                                 2001                    2000
                                                                          --------------------    --------------------
                                                                          --------------------    --------------------
Additions

     Investment income:
       Interest and dividends                                             $           847,445     $           310,442
       Net appreciation in fair value of investments                                  610,711               2,108,986
                                                                          --------------------    --------------------
                                                                          --------------------    --------------------
     Total investment income                                                        1,458,156               2,419,428

     Contributions:
       Employer                                                                     2,761,216               2,634,380
       Employee                                                                     6,583,417               5,568,617
                                                                          --------------------    --------------------
                                                                          --------------------    --------------------
     Total contributions                                                            9,344,633               8,202,997
                                                                          --------------------    --------------------
                                                                          --------------------    --------------------

     Total additions                                                               10,802,789              10,622,425

Deductions

     Benefit payments                                                               1,954,523               2,336,691
     Transaction charges and administrative expenses                                   63,410                  38,597
     Participant notes receivable terminated due to withdrawal of
       participants                                                                    61,894                 129,103
                                                                          --------------------    --------------------
                                                                          --------------------    --------------------

     Total deductions                                                               2,079,827               2,504,391
                                                                          --------------------    --------------------
                                                                          --------------------    --------------------

Net increase in net assets available for benefits                                   8,722,962               8,118,034
Net assets available for benefits at beginning of year                             32,740,582              24,622,548
                                                                          --------------------    --------------------
                                                                          --------------------    --------------------
Net assets available for benefits at end of year                          $        41,463,544     $        32,740,582
                                                                          ====================    ====================


                 See accompanying notes to financial statements.

M.D.C. Holdings, Inc.
401(k) Savings Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

1.   Description of Plan

     The following description of the M.D.C. Holdings, Inc. 401(k) Savings Plan (the "Plan") provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

     General
     The Plan is a defined contribution plan established effective January 1, 1992 and most recently amended effective July 1, 1998. All employees of M.D.C. Holdings, Inc. (the "Company") become eligible to participate upon completing six months of service and attaining the age of 21. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     Contributions
     Participants may contribute an amount up to 15%, in whole percentages, of their pretax annual compensation to a maximum amount of $10,500, in accordance with Internal Revenue Service regulations.

     The Company may make matching contributions in a discretionary amount to be determined by resolution of the Company's Board of Directors, on an annual basis. The Company may make a discretionary profit sharing contribution without regard to the current or accumulated net profits of the Company for the taxable year ending with, or within, the plan year. The Company's matching and profit sharing contributions may be made in cash or in shares of M.D.C. Holdings, Inc. common stock.

     Participant Accounts
     Each participant's account is credited with the participant's contribution, allocations of the Company's contributions, if any, and Plan earnings. Plan earnings are allocated by fund based on the ratio of a participant's account invested in a particular fund to all participants' investments in that fund. Forfeited balances of terminated participants' non-vested accounts are used first to pay the expenses to administer the Plan, and are then allocated to reduce future contributions by the Company. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

     Vesting
     The interest of any participant in contributions made by the Company, and earnings thereon, will become vested to the extent of the following percentages:

              Years of Service                   Vested %
              Less than 2 years                     0%
              After 2 years                         40%
              After 3 years                         60%
              After 4 years                         80%
              After 5 years                        100%

M.D.C. Holdings, Inc.
401(k) Savings Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

1.   Description of Plan (continued)

     If a participant dies, suffers disability or attains the normal retirement age while still employed by the Company, the participant becomes 100% vested without regard to length of service.

     Investment Options
     Upon enrollment in the Plan, a participant may direct contributions among any of the investment options offered by the Plan. Participants may change or transfer their investments at any time.

     Payment of Benefits
     A participant who has attained the age of 59 1/2, or has satisfied the terms for a financial hardship, may elect to commence distributions regardless of whether employed by the Company. The participant or beneficiary may elect to receive a lump-sum distribution, an annuity, or a combination of both. Distributions are subject to the applicable provisions of the Plan document.

     Participant Notes Receivable
     Participants are permitted to borrow a portion of their vested benefits under the Plan. Participants may borrow up to the lesser of (1) $50,000, reduced by (a) the applicant's highest outstanding loan balance from the Plan during the one-year period ending on the day before the loan is made and (b) the applicant's outstanding loan balance from the Plan on the day before the loan is made, or (2) 50% of the present value of the participant's non-forfeitable accrued benefit. Loan transactions are treated as a transfer between the investment fund and the loan fund. The loans are secured by the participant's account balance and bear interest at a fixed rate equal to the current prime rate plus 100 basis points at the date the application is approved. Interest rates on outstanding loans range from 5.75% to 10.5%. Principal and interest are paid ratably through monthly payroll deductions.

     Forfeitures
     Forfeitures result from non-vested benefit payments remaining in the Plan for all terminated employees. Upon reaching the break-in-service, as determined in the Plan document, amounts forfeited are added to the forfeitures in the Plan. Forfeitures are available to offset contributions or to pay Plan expenses, which would be otherwise payable by the Company, in accordance with the Plan document. The balance of forfeited non-vested accounts at December 31, 2001 was $279,913.

M.D.C. Holdings, Inc.
401(k) Savings Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

2.   Summary of Accounting Policies

     Method of Accounting
     The Plan's financial statements are prepared on the accrual basis of accounting.

     Investments
     Shares of the EB Managed Guaranteed Investment Contract are stated at fair value. Shares of registered investment companies are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year-end. Shares of the Company's common stock are valued at their quoted market price. Participant notes receivable are valued at cost, which approximates fair value.

     Use of Estimates
     The preparation of these financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Payment of Benefits
     Benefits are recorded when paid.

     Expenses
     The Plan's administrative expenses are paid either by the Plan or the Company, as provided by the Plan document.

     Reclassifications
     Certain amounts reported in the 2000 financial statements have been reclassified to conform with the 2001 presentation.

3.   Administration of Plan Assets

     The Company administers the Plan. Investments of the Plan's assets and payment of benefits are managed by KeyTrust Company National Association, the Plan's trustee and recordkeeper.

M.D.C. Holdings, Inc.
401(k) Savings Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

4.   Investments

     Investments that represent 5% or more of the Plan's net assets are separately identified below.

                                                                                        December 31,
                                                                           ------------------------------------------
                                                                           -------------------    -------------------
                                                                                  2001                   2000
                                                                           -------------------    -------------------
                                                                           -------------------    -------------------

    M.D.C. Holdings, Inc. common stock                                           $ 12,680,748     $       7,044,578
    VDCS Victory Government Reserve Fund G                                          7,135,863                   -
    The Victory Stock Index Fund; Class A Shares                                    3,614,898             3,855,977
    INVESCO Dynamics Fund                                                           3,322,304             4,232,638
    NeubergerBerman Genesis Fund                                                    2,081,509                   -
    Fidelity Advisor Growth Opportunities Fund                                             -              3,474,840
    EB Managed Guaranteed Investment Contract                                               -             3,516,480


    During 2001 and 2000, the Plan's investments (including investments purchased and sold as well as held during the year) appreciated (depreciated) in fair value as follows:

                                                                                    Year Ended December 31,
                                                                            -----------------------------------------
                                                                            ------------------    -------------------
                                                                                  2001                   2000
                                                                            ------------------    -------------------
                                                                            ------------------    -------------------

    Common stock                                                            $       3,749,876     $       3,951,771
    Collective trust                                                                   93,864               288,468
    Mutual funds                                                                  (3,233,029)            (2,131,253)
                                                                            ------------------    -------------------
                                                                            $         610,711     $       2,108,986
                                                                            ==================    ===================

5.   Plan Termination

     Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

6.   Income Taxes

     The Internal Revenue Service has determined and informed the Company by a letter dated August 2, 1995, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan has been amended since receiving the determination letter. However, the Plan's administrator and tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. In addition, the Plan's administrator and tax counsel are not aware of any actions or series of events which have occurred that might adversely affect the Plan's

M.D.C. Holdings, Inc.
401(k) Savings Plan
Notes to Financial Statements
--------------------------------------------------------------------------------


6.   Income Taxes (continued)

     qualified status. Therefore, no provision for income taxes has been included in the Plan's financial statements.

7.   Reconciliations of Plan Financial Statements to the Form 5500

     The Annual Return/Report of Employee Benefit Plan (the "Form 5500") is prepared on the modified cash basis. Accordingly, certain balances included on Schedule H, Parts I and II, of the Form 5500 differ from those included in these financial statements. Contributions in the statement of changes in net assets available for benefits differ from contributions on the Form 5500 by the amount of contributions accrued at December 31. Additionally, net assets available for benefits include certain delinquent loans at December 31. When a participant terminates employment, the participant has 90 days from the date of termination to repay any outstanding loan balance in the participant's account. If the loan is not repaid, the participant receives a deemed distribution that is reported on Form 1099 and is subject to federal and state income taxes.

     The following is a reconciliation of financial information per the financial statements to the Form 5500:

                                                                                       December 31,
                                                                        -------------------------------------------
                                                                        --------------------   --------------------
                                                                               2001                   2000
                                                                        --------------------   --------------------
                                                                        --------------------   --------------------
    Net assets available for benefits, per financial statements
                                                                        $       41,463,544         $  32,740,582
    Less:  Employer contributions receivable                                    (2,752,728)           (2,474,038)
           Employee contributions receivable                                      (164,132)             (141,750)
           Deemed distributions                                                     (1,862)               (5,862)
                                                                        --------------------   --------------------
                                                                        --------------------   --------------------

    Net assets available for benefits, per Form 5500                    $      38,544,822      $      30,118,932
                                                                        ====================   ====================
                                                                        ====================   ====================

                                                                               Year Ended December 31, 2001
                                                                        -------------------------------------------
                                                                        --------------------   --------------------
                                                                             Employee                 Employer
                                                                           Contributions           Contributions
                                                                        --------------------   --------------------
                                                                        --------------------   --------------------
    Contributions made to participant accounts per the financial
      statements                                                           $     6,583,417       $     2,761,216
    Add: Prior year contribution receivables per the
             financial statements                                                  141,750             2,474,038
    Less: Current year contribution receivables per the
             financial statements                                                 (164,132)           (2,752,728)
                                                                        --------------------   --------------------
                                                                        --------------------   --------------------
    Contributions made to participant accounts per the Form 5500           $     6,561,035       $     2,482,526
                                                                        ====================   ====================

M.D.C. Holdings, Inc.
401(k) Savings Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

8.   Subsequent Events

     At its April 25, 2002 meeting, the Company's Board of Directors approved changes in the investment options available to the Plan's participants that will be effective June 1, 2002. Additional fund options include The American Balanced Fund, American Funds Washington Mutual Fund, Invesco Small Company Fund and Janus Fund. The Janus Balanced Fund, Income Fund of America, American Fundamental Investors Fund, Franklin Small Cap Growth Fund and Janus Twenty Fund will no longer be offered by the Plan.

                              Supplemental Schedule

M.D.C. Holdings, Inc.                                             EIN 84-0622967
401(k) Savings Plan                                                     Plan 004
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
December 31, 2001
--------------------------------------------------------------------------------

                                                Description of investment including
          Identity of issue, borrower,            maturity date, rate of interest,                              Fair
            lessor, or similar party             collateral, par or maturity value            Cost             Value
       ------------------------------------ --------------------------------------------- --------------    -------------
       ------------------------------------ --------------------------------------------- --------------    -------------
       The American Funds Group             Europacific Growth Fund
                                            $26.87/unit                                   $  1,122,680      $    865,967

       The American Funds Group             American Fundamental Investors Fund
                                            $27.45/unit                                        214,825           204,763

       Franklin Strategic Series            Franklin Small Cap Growth Fund
                                            $31.17/unit                                        872,794           705,877

       The American Funds Group             The Income Fund of America
                                            $15.82/unit                                      1,158,321         1,055,227

       INVESCO Equity, Inc.                 INVESCO Dynamics Fund
                                            $15.93/unit                                      4,580,257         3,322,304

       Janus Investment Fund                Janus Twenty Fund
                                            $38.46/unit                                      1,643,418         1,116,608

       Janus Investment Fund                Janus Balanced Fund
                                            $19.63/unit                                      1,273,104         1,173,372

       NeubergerBerman Management, Inc.     NeubergerBerman Genesis Fund
                                            $17.17/unit                                      1,854,303         2,081,509

   *   The Victory Portfolios               The Victory Stock Index Fund; Class A Shares
                                            $17.01/unit                                      4,524,419         3,614,898

       Washington Mutual Investors, Inc.    Washington Mutual Investor Fund, Inc.
                                            $28.25/unit                                      1,867,725         1,784,469

       PIMCO                                PIMCO Total Return Fund
                                            $10.46/unit                                      1,438,297         1,411,813

   *   Key Bank                             EB Money Market Fund
                                            $1.00/unit                                         146,000           146,000

   *   Key Bank                             VDCS Victory Government Reserve Fund G
                                            $11.22/unit                                      7,111,496         7,135,863

   *   M.D.C. Holdings, Inc.                Common Stock
                                            $37.79/share                                     5,863,735        12,680,748

       Participant Notes Receivable         Interest rates of 5.75% - 10.5% and maturity
                                            dates of 2 months to 12 years                           -          1,247,266
                                                                                                            -------------

                                                                                                            $ 38,546,684
                                                                                                            =============

   * Indicates an identified entity known to be a party-in-interest to the Plan.